EXHIBIT 1
LODGIAN, INC. 401(k) PLAN
FINANCIAL STATEMENTS
AND
SUPPLEMENTAL SCHEDULE
(Modified Cash Basis)
For the Years Ended December 31, 2005 and 2004
with
Report of Independent Registered Public Accounting Firm

LODGIAN, INC. 401(k) PLAN
TABLE OF CONTENTS
December 31, 2005 and 2004

Report of Independent Registered Public Accounting Firm		1

Statements of Net Assets Available for Benefits		2

Statement of Changes in Net Assets Available for Benefits		3

Notes to Financial Statements		4

Supplemental Information:

Schedule I: Schedule H, Line 4i—Assets Held at End of the Year	1	1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Plan Administrator and Plan Participants of
Lodgian, Inc. 401(k) Plan:
We have audited the accompanying statements of net assets available for benefits (modified cash basis) of the Lodgian, Inc. 401(k) Plan as of December 31, 2005 and 2004, and the related statement of changes in net assets available for benefits (modified cash basis) for the year ended December 31, 2005. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As described in Note 2, these financial statements and schedule were prepared on the modified cash basis of accounting, which is a comprehensive basis of accounting other than U.S. generally accepted accounting principles.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Lodgian, Inc. 401(k) Plan as of December 31, 2005 and 2004 and the changes in its net assets available for benefits for the year ended December 31, 2005 on the basis of accounting described in Note 2.
Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held (at year end) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ GIFFORD, HILLEGASS & INGWERSEN, LLP
Atlanta, Georgia
June 22, 2006
■
1200 Ashwood Parkway, Suite 300
Atlanta, GA 30338-4747
Tel (770) 396-1100 • Fax (770) 393-0319
www.ghi-cpa.com
MEMBERS OF THE LEADING EDGE ALLIANCE AND KRESTON INTERNATIONAL

LODGIAN, INC. 401(k) PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
(Modified Cash Basis)
December 31, 2005 and 2004

	2005	2004
Investments, at fair value
Mutual funds	$11,850,525	$10,559,938
Employer securities	16,159	26,543
Participant loans	226,078	306,382

TOTAL INVESTMENTS	12,092,762	10,892,863

Distributions payable	—	(72,317)

NET ASSETS AVAILABLE FOR BENEFITS	$12,092,762	$10,820,546

The accompanying notes are an integral part of these financial statements.

LODGIAN, INC. 401(k) PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
(Modified Cash Basis)
For the Year Ended December 31, 2005

Additions to Net Assets
Contributions:
Participants	$1,248,109
Company	737,345
Rollover	148,465

TOTAL CONTRIBUTIONS	2,133,919

Interest and dividend income	454,682

Net appreciation in fair market value of investments	306,419

TOTAL ADDITIONS TO NET ASSETS	2,895,020

Deductions from Net Assets
Benefit payments to participants	(1,610,242)
Fees	(12,562)

TOTAL DEDUCTIONS	(1,622,804)

NET INCREASE	1,272,216

Net Assets Available for Benefits at Beginning of Year	10,820,546

Net Assets Available for Benefits at End of Year	$12,092,762

The accompanying notes are an integral part of these financial statements.

LODGIAN, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004
NOTE 1—DESCRIPTION OF THE PLAN
The following is a brief description of the Lodgian, Inc. 401(k) Plan (the “Plan”). Reference should be made to the plan document for a more complete description of the Plan’s provisions.
General: The Plan, a defined contribution plan covering all eligible employees as defined by the Plan, was initially adopted by Servico, Inc., effective July 1, 1984. Servico, Inc. and Impac Hotel Group LLC (“Impac”) combined their respective businesses through a series of corporate mergers as a result of which Servico, Inc. and Impac became wholly owned subsidiaries of Lodgian, Inc. (the “Company” or “Lodgian”) effective December 11, 1998. Effective January 1, 1999, Lodgian assumed sponsorship of the Plan. Accordingly, the name of the Plan changed from the Servico, Inc. 401(k) Plan to the Lodgian, Inc. 401(k) Plan. Also effective January 1, 1999, the Impac 401(k) Plan merged into the Plan.
On December 31, 2002 (effective January 1, 2002), the Company amended and restated the Plan (the “Amended and Restated Plan”). The Amended and Restated Plan gives the Company the option to institute a Safe Harbor Matching Contribution pursuant to the Internal Revenue Code, sections 401(k)(12) and 401(m)(10). The Company began making Safe Harbor Matching Contributions in 2003.
Employees who have completed one year of service with a minimum of 1000 hours are eligible employees and are allowed to participate in the Plan on the first payroll period beginning on or after the first day of the month coincident with or immediately following the attainment of age 21. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.
Contributions: Participants may elect to contribute up to 15% of pre-tax annual compensation. The Company match is dollar for dollar up to the first 3% of compensation. For the next 2% of compensation, the Company matches $0.50 for every dollar contributed.
Contributions are subject to certain Internal Revenue Code (“IRC”) limitations.
Participant Accounts: Each participant’s account is credited with the participant’s contribution, an allocation of the Company’s contributions, and the investment income (loss) of the Plan for the plan year. Investment income (loss) of the Plan is allocated to the participants’ accounts in proportion to their respective account balances.

LODGIAN, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004
NOTE 1—DESCRIPTION OF THE PLAN—Continued
Vesting: Participants are fully vested in their contributions and the earnings thereon. For 2002, participants, who completed at least one year of service on or after April 1, 2002, became 100% vested in the Company’s contributions upon the completion of three years of service. However, pursuant to the Amended and Restated Plan, employer Safe Harbor Matching Contributions vest immediately.
Investment Options: Participants may direct their contributions and any related earnings into any investment fund option offered by the Plan. Investment options consist of publicly traded mutual funds and Company stock. As of December 20, 2001, Company stock was frozen for new contributions. See additional disclosures below concerning the Company stock investments.
Forfeitures: Amounts forfeited by participants who are terminated from the Plan prior to being 100% vested are used to either reduce future administrative expenses or Company contributions at the discretion of the Company. At December 31, 2005, $6,797 was available to be used in the future.
Distributions to Participants: Upon termination of service, a participant or his or her beneficiary may elect to receive a distribution of 100% of the participant’s vested account balance. If a participant terminates due to death or retirement, distribution of his or her account may begin as soon as practicable thereafter. At the election of the participant, benefit payments under the Plan may be made via lump sum cash payments, installments over a period of years, or a direct rollover into a qualified retirement plan or individual retirement account. As of December 31, 2005 and 2004, vested amounts allocated to accounts of participants who have elected to withdraw from the Plan but that have not yet been paid were $71,935 and $72,317, respectively.
Plan Administration: First Trust Corporation (the “Trustee”) is the Directed Trustee of the Plan and has custodial responsibility for the Plan’s assets, including the authority and power to, among other things, invest the principal and income of the Plan’s assets, subject to investment directions from participants.
Administrative Expenses: All usual and reasonable costs of administering the Plan are paid by the Plan and the Company.
Participant Loans: A participant may borrow the lesser of $50,000 or 50% of his or her vested account balance with a minimum loan amount of $500. Except for loans utilized to acquire a principal residence, loans are repayable through payroll deductions over varying periods not exceeding 60 months. Loans utilized to acquire a principal residence are repayable over ten years. The interest rates are based on prevailing

LODGIAN, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004
NOTE 1—DESCRIPTION OF THE PLAN—Continued
market conditions and are fixed over the life of the respective loan.
Plan Termination: The Company has the right under the Plan to suspend its contributions at any time and to terminate the Plan subject to the provisions of ERISA and the Plan. In the event of Plan termination, participants will become fully vested in their accounts, to the extent not otherwise fully vested.
NOTE 2—ACCOUNTING POLICIES
Basis of Accounting: The accompanying financial statements have been prepared on the modified cash basis of accounting, which is a comprehensive basis of accounting other than U.S. generally accepted accounting principles. As a result of the application of the modified cash basis, participant and company contribution receivables, refunds of contributions (due to limitations under the IRC), and accrued income were not recorded in the accompanying financial statements.
Use of Estimates: The preparation of the financial statements in conformity with the modified cash basis of accounting requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported additions and deductions during the reporting period. Actual results could differ from those estimates.
Valuation of Investments: Securities traded on national securities exchanges are valued at the closing price on the last day of the plan year; investments traded in over-the-counter markets and listed securities for which no sale was reported on that date are valued at the last reported bid price. Net realized gains (losses) and unrealized appreciation (depreciation) are recorded in the accompanying Statement of Changes in Net Assets Available for Benefits as net appreciation (depreciation) in the fair value of investments.
Dividends and interest are recorded when received. Dividends are classified as unrealized gains on the Form 5500.

LODGIAN, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004
NOTE 2—ACCOUNTING POLICIES—Continued
Net appreciation in fair value of investments for the year ended December 31, 2005 is comprised of:

Mutual funds	$314,221
Lodgian common stock and warrants	(7,802)

$306,419

Security transactions are accounted for on the trade dates.
Investment securities, in general, are exposed to various risks, including credit, interest rate, and overall market volatility risks. Due to the level of risk associated with certain investment securities, it is possible that changes in values of investment securities will occur and that such changes could materially affect the amounts reported in the statements of net assets available for benefits.
Lodgian’s common stock was traded on the New York Stock Exchange until November 21, 2001, when the stock was de-listed due to the reduction in the stock price and the related reduction in the total market capitalization. On December 20, 2001, Lodgian and substantially all of its subsidiaries which owned hotel properties filed for voluntary reorganization with the United States Bankruptcy Court for the Southern District of New York under Chapter 11 of the Bankruptcy Code. The Company’s common stock traded on the Over-the-Counter Bulletin Board until November 25, 2002, when Lodgian and subsidiaries owning 78 hotels emerged from Chapter 11. On this date, the old common stock was cancelled and new securities were issued. The previous shareholders became entitled to receive a percentage of the new common shares along with warrants to purchase new common shares (the “Class A & Class B warrants”). The new common stock traded, on a limited scale, on the Over-the-Counter Bulletin Board until January 28, 2003, when it began trading on the American Stock Exchange (opening price was $5.25 per share). Notwithstanding the opening bid price of the stock on January 28, 2003, the stock was independently appraised at $3.33 per share as of December 31, 2002.
NOTE 3—TAX STATUS
The Internal Revenue Service has determined and informed the Company by a letter dated October 5, 2005 that the Plan, as designed, is qualified and that the trust established under the Plan is tax-exempt under the appropriate sections of the IRC.

LODGIAN, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004
NOTE 4—INVESTMENTS
Individual investments that represent 5% or more of the Plan’s net assets as of December 31, 2005 or 2004 are as follows:

	2005	2004
Dodge & Cox Balanced Fund	$5,398,553	$5,109,140
SSgA Funds – S&P 500 Index Fund	1,777,376	1,750,790
SEI Stable Asset Fund	1,650,387	1,426,974
Royce Low Price Stock Fund	836,639	765,609
American Century Equity Growth Fund	681,178	599,556
Information about the net assets relating to the Company’s stock and warrants (which qualify as party-in-interest transactions) as of December 31, 2005 is as follows:

	2005	2004
Net Assets
Common Stock	$15,183	$21,429
Class A Warrants	273	1,181
Class B Warrants	703	3,933

	$16,159	26,543

The values shown above for the Company’s 2004 and 2005 common stock and 2005 Class A and Class B warrants are fair values as valued on the American Stock Exchange. The values for the 2004 Class A and Class B warrants are based on a valuation performed by an independent appraiser as of December 31, 2004.
Information about the significant components of the changes in net assets relating to the Company’s stock and warrants for the year ended December 31, 2005 is as follows:

Changes in Net Assets
Net depreciation in fair value	$(7,802)
Distributions to participants	(2,324)
Transfers and other	(258)

$(10,384)

LODGIAN, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004
NOTE 5—PROHIBITED TRANSACTION EXEMPTION
As more fully discussed in Note 2 to these financial statements, on November 25, 2002, Lodgian’s old common stock was cancelled and the previous shareholders (including those holding shares via the Plan) became entitled to receive their pro rata share of new shares along with their pro rata share of Class A and Class B warrants. Notwithstanding the distribution of securities under the Company’s approved plan of reorganization, the Class A and Class B warrants are not “qualifying employer securities” as defined by Section 407(d)(5) of ERISA.
As a result, on March 20, 2003, the Company submitted an Application for Prohibited Transaction Exemption to the Department of Labor. The application, which was submitted pursuant to the ERISA provisions, was later revised on May 27, 2003 and requested a prohibited transaction exemption to permit the following:
1)	the involuntary acquisition and continued holding of Lodgian (a party in interest) securities in the form of the Class A and Class B warrants received by the Plan as a result of the approved plan of reorganization of Lodgian, which would permit the purchase of new common stock.

2)	the cancellation of the Class A and Class B warrants in exchange for a cash payment, by Lodgian, into the Plan; for active Plan participants and terminated vested Plan participants whose vested interests exceed $5,000 and who elect to surrender the Class A and Class B warrants; and the automatic cash-out of the Class A and Class B warrants in connection with distributions to terminated vested participants whose vested interests are $5,000 or less. The $5,000 limit on automatic cash outs was reduced by a Plan amendment effective as of March 28, 2005 so that automatic cash outs are only made if the participant’s vested interest is less than $1,000.

3)	the sale of the Warrants from Plan participants to Lodgian to cash out active and terminated vested participants.

4)	the potential exercise of the Warrants into Lodgian stock.
An exemption from the prohibited transactions is necessary to avoid the sanctions against Lodgian and/or the Plan that would apply in the absence of the exemption and to permit Plan participants to make decisions concerning the Plan’s receipt of the Class A and Class B warrants.

LODGIAN, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004
NOTE 5—PROHIBITED TRANSACTION EXEMPTION—Continued
During 2003, the Department of Labor formally granted the exemption based on certain conditions effective as of December 3, 2003.
NOTE 6—PARTY-IN-INTEREST TRANSACTIONS
In addition to the Plan’s investments in the Company’s common stock and Class A and Class B warrants (discussed in Note 4 above), certain Plan investments are shares of registered investment companies managed by First Trust Corporation. First Trust Corporation is the Trustee as defined by the Plan and therefore these transactions qualify as party-in-interest transactions.
Additionally, the Plan paid $12,562 to Swerdlin & Company for recordkeeping services for the year ended December 31, 2005.
NOTE 7—RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2005:

Net assets available for benefits per the financial statements	$12,092,762
Amounts allocated to withdrawing participants	(71,935)

Net assets available for benefits per Form 5500	$12,020,827

The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500 for the year ended December 31, 2005:

Benefits paid to participants per the financial statements	$1,610,242
Amounts allocated to withdrawing participants at December 31, 2005	71,935

Benefit payments per Form 5500	$1,682,177

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefits claims that have been processed and approved for payment prior to December 31, but not yet paid as of that date.

SUPPLEMENTAL INFORMATION

LODGIAN, INC. 401(k) PLAN
EIN # 65-0350241
PLAN # 002
SCHEDULE H, LINE 4i – SCHEDULE OF ASSETS (HELD AT END OF YEAR)
December 31, 2005

	Identity of Issuer, Borrower,	Description of		Current
	Lessor, or Similar Party	Investment	Cost	Value
*	First Trust Corporation	Dodge & Cox Balanced Fund, 66,370 shares	(a)	$5,398,553
		SSgA Funds – S&P 500 Index Fund, 86,490 shares	(a)	1,777,376
		SEI Stable Asset Fund, 1,650,387 shares	(a)	1,650,387
		Royce Low Price Stock Fund, 53,872 shares	(a)	836,639
		American Century Equity Growth Fund, 29,148 shares	(a)	681,178
		American Europacific Growth Fund, 12,193 shares	(a)	495,382
		PIMCO Pacific Investment Total Return Fund, 30,360 shares	(a)	318,784
		First Trust Institutional Money Market, 80,567 shares	(a)	80,567
		Hotchkiss and Wiley Mid Cap Fund, 5,556 shares	(a)	156,079
		Growth Fund of America, 5,414 shares	(a)	166,089
		Van Kampen Comstock Fund, 4,679 shares	(a)	83,325
		Baron Growth Fund, 2,630 shares	(a)	119,381
		Calamos Growth Fund, 1,550 shares	(a)	85,336
		Royce Total Return Fund, 64 shares	(a)	812
		Managers International Equity Fund , 10 shares	(a)	537
		Wells Fargo Corporate Bond Fund Investment, 10 shares	(a)	100

*	Lodgian, Inc.	Common stock, 1,415 shares	(a)	15,183
		“A” Warrants, 9,093 shares	(a)	273
		“B” Warrants, 28,100 shares	(a)	703

*	Various Plan Participants	Participant loans with varying maturities and interest rates ranging from 5% to 6%	—	226,078

*	Indicates party- in-interest
(a)	participant directed
	TOTAL			$12,092,762